EXHIBIT 99.1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENT


          In passing the Private Securities Litigation Reform Act of 1995 (the"Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. MicroAge, Inc. ("MicroAge" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those and other uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of MicroAge. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, MicroAge undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

         MicroAge provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

RISK FACTORS

INTENSE COMPETITION

         The Company operates in intensely competitive markets in both the systems integration industry as well as the microcomputer products distribution industry. The principal competitive factors in the systems integration industry include the breadth and quality of product and service offerings, product availability, pricing, and expertise and size of workforce. The microcomputer products distribution industry is characterized by intense competition based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, availability of technical and product information, and recruitment and retention of resellers. While the Company believes that it competes favorably with respect to each of these factors, there can be no assurance that it will continue to do so in the future. Additionally, certain of the Company's current and potential competitors, in both the systems integration industry and the microcomputer products distribution industry, have greater financial, technical, marketing, and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion, and sales of their products and services, or to be more effective in responding to competitive bidding situations than the Company.

NARROW MARGINS

         The Company has experienced low operating and gross profit margins caused by intense price competition within its industry. Future operating and gross profit margins may be adversely affected by market pressures, the introduction of new Company initiatives, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions, changes in supplier incentive funds, and other competitive and economic pressures.

DEPENDENCE ON SUPPLIER INCENTIVE FUNDS

         The Company receives funds from certain suppliers which are earned through marketing programs or meeting purchasing, sales, or other objectives established by the supplier. There can be no assurance that these programs will be continued by the suppliers. A substantial reduction in the supplier funds available to the Company would have a material adverse effect on the Company's business, financial condition, and results of operations.

PRODUCT SUPPLY; DEPENDENCE ON KEY VENDORS

         The computer reseller industry continues to experience product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Although the Company has not historically encountered such conditions, the failure to obtain adequate product supplies, if competitors were able to obtain them, could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Three vendors of the Company each represented more than 10% of total product sales for the fiscal year ended November 1, 1998. They were COMPAQ Computer Corporation ("COMPAQ"), Hewlett-Packard Company ("Hewlett- Packard"), and International Business Machines Corporation ("IBM"). In fiscal 1998, sales of products from COMPAQ, Hewlett-Packard, and IBM represented 26%, 19%, and 13%, respectively, of the Company's total product sales. During fiscal 1998 and fiscal 1997, sales of these three manufacturers' products represented approximately 58% and 57%, respectively, of the Company's revenue from product sales.

          The Company's agreements with these vendors generally are renewed periodically and permit termination by the vendor without cause, generally upon 30 to 90 days' notice, depending on the vendor. In addition, the Company's business is dependent upon price and related terms and product availability provided by its key vendors. Although the Company considers its relationships with COMPAQ, Hewlett-Packard, and IBM to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of these key vendors in their volume discount schedules or other marketing programs would not adversely affect the Company. Termination or nonrenewal of the Company's agreements with COMPAQ, Hewlett-Packard, or IBM would have a material adverse effect on the Company's business, financial condition, and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

          The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services; the amount of supplier incentive funds received by the Company (see "Dependence on Supplier Incentive Funds" above); the results of acquired businesses; product availability; competitive conditions; new product introductions; changes in customer order patterns; and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, although the Company's financial performance has not exhibited significant seasonality in the past, the Company and the computer industry in general tend to follow a sales pattern with peaks occurring near the end of the calendar year, due primarily to special vendor promotions and year-end business purchases.

RISK OF DECLINES IN INVENTORY VALUE

         The Company's business is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of the Company's products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many of the Company's distribution agreements, suppliers will credit the Company for inventory losses resulting from the supplier's price reductions if the Company complies with certain conditions. However, suppliers are taking steps to reduce such price protection. In addition, under many of the Company's agreements, the Company has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. Since the Company can return only a portion of its inventory, the Company could be forced to liquidate nonreturnable aged inventory at prices below the Company's cost. A supplier who elects to terminate a distribution agreement may repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could have a material adverse affect on the Company's business, financial condition, or results of operations.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS OR INVESTMENTS

          The Company has acquired or invested in, and intends to acquire or invest in, local or regional resellers to expand the Company's service offerings and its reach into certain geographic areas. As a result, the Company is continually evaluating potential acquisition and investment opportunities, which may be material in size and scope. Any acquisitions or investments by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely effect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, the integration of the acquired companies' management information systems with those of the Company, and the potential loss of key employees of the acquired companies, all of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

CAPITAL INTENSIVE NATURE OF BUSINESS

         The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings, and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth, its working capital requirements will continue to increase.

         The Company maintains three primary financing agreements (the "Financing Agreements") with an aggregate borrowing capacity of $800 million. The Financing Agreements expire in August 2000, but any of the Financing Agreements may be terminated 90 days after either party gives the other party notice of termination. At November 1, 1998, the Company had approximately $425 million outstanding under the Financing Agreements. Of the $800 million of borrowing capacity represented by the Financing Agreements, $375 million was unused as of November 1, 1998. Utilization of the unused $375 million is dependent upon, among other things, the Company's collateral availability at the time the funds would be needed.

          Borrowings under the Financing Agreements are secured by substantially all of the Company's assets, and the Financing Agreements contain certain restrictive covenants, including working capital and tangible net worth requirements and ratios of debt to tangible net worth and current assets to current liabilities. At November 1, 1998, the Company was in compliance with these covenants.

         The unavailability of a significant portion of, or the loss of, the Financing Agreements or trade credit from vendors would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

DEPENDENCE ON INFORMATION SYSTEMS

         The Company depends on a variety of information systems for its operations, particularly its centralized information processing system which supports, among other things, inventory management, order processing, shipping, receiving, and accounting. Although the Company has not in the past experienced significant failures or down time of its centralized information processing system or any of its other information systems, any such failure or significant down time could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly-skilled personnel required to implement, maintain, and operate its centralized information processing system and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve its centralized information processing system and its other information systems. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, or that the Company will be able to expand and improve its information systems.

DEPENDENCE ON INDEPENDENT SHIPPING COMPANIES

          The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through a variety of independent common carriers. Currently, United Parcel Service ("UPS") delivers a majority of the Company's products to its reseller customers. The termination of the Company's arrangements with UPS or other independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company, or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

TECHNOLOGICAL CHANGE

          The Company's industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory and stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be given that future technological or other changes will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Risk of Declines in Inventory Value."

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.

FUTURE RELATIONSHIP WITH PINACOR

         The Company, in efforts to increase shareholder value, is exploring various financial options for Pinacor. A change in the current relationship between Pinacor and the Company could cause risk and uncertainty. There can be no assurance that the future relationship between the Company and Pinacor will continue as presently in effect. Moreover, a change in the current relationship between the Company and Pinacor could affect the Company's supply of products and have a material adverse effect on the Company's business, financial condition, or results of operations.